PROSPECTUS FILED PURSUANT TO
                                                                  RULE 424(B)(1)
                                                              FILE NO. 333-49930

                                   PROSPECTUS

                                4,615,384 SHARES

                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.

                              CLASS A COMMON STOCK
                              ---------------------

          This prospectus covers the offer and sale of up to 4,615,384 shares of our Class A common stock by the stockholders identified in this prospectus.

          The selling stockholders may offer their shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders can use broker-dealers to facilitate these transactions. To the extent required, the specific shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying prospectus supplement.

          Our Class A common stock is listed on the NYSE under the symbol "WWF." On November 13, 2000, the last reported sale price of our Class A common stock was $14.00 per share.

          YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY SHARES OF OUR CLASS A COMMON STOCK.

                              ---------------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------

                The date of this prospectus is November 22, 2000.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC. This prospectus provides you a general description of the securities being offered. You should read this prospectus together with additional information described below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's headquarters at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public over the Internet at the SEC's web site at
http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

o    Annual  Report on Form 10-K for the fiscal  year ended  April 30,  2000.
o    Quarterly Report on Form 10-Q for the fiscal quarter ended July 28, 2000.
o    Proxy Statement dated August 21, 2000.
o Current Reports on Form 8-K filed May 12, 2000, September 20, 2000 and November 2, 2000.
o The description of our Class A common stock contained in our Registration Statements on Form 8-A filed October 14, 1999 and September 22, 2000.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

              World Wrestling Federation Entertainment, Inc.
              Attention:  Investor Relations
              1241 East Main Street
              Stamford, CT  06902
              Telephone:  (203) 352-8600 ext. 2299

                   CONVENTIONS WHICH APPLY IN THIS PROSPECTUS

     References in this prospectus to "the company", "we", "our" and "us" refer to World Wrestling Federation Entertainment, Inc. and our subsidiaries.

     World Wrestling Federation and the World Wrestling Federation logo are two of our marks. This prospectus also contains trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective holders.

                            -------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.



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

                                  RISK FACTORS

     You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus in evaluating our business before deciding whether to invest in shares of our Class A common stock.

THE FAILURE TO CONTINUE TO DEVELOP CREATIVE AND ENTERTAINING PROGRAMS AND EVENTS WOULD LIKELY LEAD TO A DECLINE IN THE POPULARITY OF OUR BRAND OF ENTERTAINMENT.

     The creation, marketing and distribution of our live and televised entertainment, including our pay-per-view events, is the core of our business and is critical to our ability to generate revenues. A failure to continue to create popular live events and televised programming would likely lead to a decline in our television ratings and attendance at our live events, which would adversely affect our ability to generate revenues.

THE  FAILURE TO RETAIN OR CONTINUE  TO RECRUIT  KEY  PERFORMERS  COULD LEAD TO A
DECLINE IN THE APPEAL OF OUR STORY LINES AND THE POPULARITY OF OUR BRAND OF ENTERTAINMENT.

     Our success depends, in large part, upon our ability to recruit, train and retain athletic performers who have the physical presence, acting ability and charisma to portray characters in our live events and televised programming. We cannot assure you that we will be able to continue to identify, train and retain these performers in the future. Additionally, we cannot assure you that we will be able to retain our current performers when their contracts expire. Our failure to attract and retain key performers, or a serious or untimely injury to, or the death of, any of our key performers, would likely lead to a decline in the appeal of our story lines and the popularity of our brand of entertainment, which would adversely affect our ability to generate revenues.

THE LOSS OF THE CREATIVE SERVICES OF VINCENT MCMAHON COULD ADVERSELY AFFECT OUR ABILITY TO CREATE POPULAR CHARACTERS AND CREATIVE STORY LINES.

     For the foreseeable future, we will depend heavily on the vision and services of Vincent McMahon. In addition to serving as Chairman of our board of directors, Mr. McMahon leads the creative team that develops the story lines and the characters for our televised programming and live events. Mr. McMahon is also an important member of the cast of performers. The loss of Mr. McMahon due to retirement, disability or death could have a material adverse affect on our ability to


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

create popular characters and creative story lines. We do not carry key man life insurance on Mr. McMahon.

THE FAILURE TO MAINTAIN OR RENEW KEY AGREEMENTS COULD ADVERSELY AFFECT OUR ABILITY TO DISTRIBUTE OUR TELEVISION AND PAY-PER-VIEW PROGRAMMING.

     We have an agreement with Viacom Inc. under which, effective with the television season beginning in September 2000 and continuing through the television season ending September 2005, five hours of our programming were moved to cable networks owned by Viacom. Our flagship program, Raw is War, as well as our post-produced programs, Live Wire and Superstars, are aired on TNN:
The National Network, and Sunday Night Heat is aired on the MTV Network. Also under the agreement, the airing of Smackdown on UPN was extended through the 2002/2003 television season. In addition, we have a contract expiring in 2004 with In Demand, formerly known as Viewer's Choice, the leading distributor of pay-per-view programming in the United States, to continue to provide services to us. Because our revenues are generated, directly and indirectly, from the distribution of our televised programming, any failure to maintain or renew these arrangements with the distributors of our programs or the failure of the distributors to continue to provide services to us could have a material adverse effect on our operating results.

THE ENTERTAINMENT MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST COMPETITORS WITH GREATER FINANCIAL RESOURCES OR MARKETPLACE PRESENCE.

     As an entertainment company, we compete for entertainment and advertising dollars with other entertainment and leisure activities. Our live events face competition from professional and college baseball, basketball, hockey and football, among other activities, in most cities in which we hold those live events. We also compete for attendance, broadcast audiences and advertising revenue with a wide range of alternative entertainment and leisure activities.

     We compete in the sports entertainment business at it relates to wrestling on a national basis primarily with World Championship Wrestling, Inc., a Time Warner company. We compete with WCW in all aspects of our business, including viewership, access to arenas, the sale and licensing of branded merchandise and distribution channels for our televised programs. We also directly compete to find, hire and retain talented performers. WCW and its affiliates have substantially greater financial resources than we do and WCW is affiliated with television cable networks on which WCW's programs are aired. We also compete with regional promoters of wrestling events in our sports entertainment market.

     With the introduction of the XFL, a professional football league jointly owned by National Broadcasting Company, Inc. and us, in addition to non-sports programming, we will compete for viewers and audiences with the National Basketball Association, the National Hockey League and college basketball. We will compete for players with, among others, the Canadian Football League and the Arena Football League.

     In addition to a wide variety of clubs and other entertainment centers in the New York metropolitan area, our WWF New York themed entertainment complex competes with themed and other restaurants in the Times Square area.


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

     Our failure to compete effectively could result in a significant loss of viewers, venues, distribution channels or performers and fewer entertainment and advertising dollars spent on our form of sports entertainment, any of which could have a material adverse affect on our operating results, financial condition and prospects.

BECAUSE WE DEPEND UPON OUR INTELLECTUAL PROPERTY RIGHTS, OUR INABILITY TO PROTECT THOSE RIGHTS COULD NEGATIVELY IMPACT OUR ABILITY TO COMPETE IN THE SPORTS ENTERTAINMENT MARKET.

     Our inability to protect our large portfolio of trademarks, service marks, copyrighted material and characters, trade names and other intellectual property rights could negatively impact our ability to compete.

     Other parties may infringe on our intellectual property rights and may thereby dilute our brand in the marketplace. Infringement of our intellectual property rights would also likely result in a commitment of time and resources to protect these rights. We have engaged, and continue to engage, in litigation with parties that claim or misuse some of our intellectual property. We are involved in significant pending lawsuits relating primarily to the ownership of copyrights of some of the characters featured in our live and televised events and our home videos. Similarly, we may infringe on others' intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively affect our ability to compete.

     We have the right to use the initials "WWF" as a servicemark and trademark for our sports entertainment services. In 1994, we entered into an agreement with an unaffiliated third party, WWF - World Wide Fund for Nature, a non-profit environmental conservation organization, that sets forth limitations with respect to our use of these initials domestically and internationally. This agreement did permit our use of the then-current World Wrestling Federation logos anywhere in the world. Our current World Wrestling Federation logo contains the initials "WWF" in a highly-stylized way that we believe is a separate and independently recognized commercial impression. While we believe that the logo is not restricted by the agreement, the World Wide Fund for Nature has initiated litigation seeking injunctive relief and damages for alleged breaches of the agreement. The World Wide Fund for Nature has also claimed that the 1994 agreement precludes us from using the block letters "WWF" in our internet domain names, and is seeking an order directing that our domain names containing the "WWF" letters be transferred to it. Any determination further limiting our use of those initials or our logo could have a material adverse effect on our brand recognition and our ability to compete.

A DECLINE IN GENERAL ECONOMIC CONDITIONS OR IN THE POPULARITY OF OUR BRAND OF SPORTS ENTERTAINMENT COULD ADVERSELY IMPACT OUR BUSINESS.

     Our operations are affected by general economic conditions and consumer tastes, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions could result in our fans or potential fans having less discretionary income to spend on our live and televised entertainment and branded merchandise, which could have an adverse effect on our business or operating results.

     The continued popularity of our brand of entertainment is important to our results of operations and the long-term value of our brand. Public tastes are unpredictable and subject to change and may be affected by changes in the country's political and social climate. A change in public tastes or a decline in general economic conditions may adversely affect our future success.

In this regard, studies on the effects of sex and violence in the media have been initiated by the Federal Trade Commission, and an interest group has targeted aspects of the Company's brand of entertainment on television.

OUR INSURANCE MAY NOT BE ADEQUATE TO COVER LIABILITIES RESULTING FROM ACCIDENTS OR INJURIES.

     We hold approximately 200 live events each year primarily in the United States and Canada. This schedule exposes our performers and our employees who are involved in the production of those events to the risk of travel and performance-related accidents, the consequences of which may not be fully covered by insurance. The physical nature of our events exposes our performers to the risk of serious injury or death. Although we have general liability insurance and umbrella insurance policies, and although our performers, as independent contractors, generally have health, disability and life insurance, we cannot assure you that the consequences of any accident or injury will be fully covered by insurance. Our liability resulting from any accident or injury not covered by our insurance could have a material adverse effect on our operating results and financial condition.

WE MAY BE PROHIBITED FROM PROMOTING AND CONDUCTING OUR LIVE EVENTS IF WE DO NOT COMPLY WITH APPLICABLE REGULATIONS.

     In various states in the United States and some Canadian provinces, athletic commissions and other applicable regulatory agencies require us to obtain promoters' licenses, performers' licenses, medical licenses and/or event permits in order for us to promote and conduct our live events. In the event that we fail to comply with the regulations of a particular jurisdiction, we may be prohibited from promoting and conducting our live events in that jurisdiction. The inability to present our live events over an extended period of time or in a number of jurisdictions would lead to a decline in the various revenue streams generated from our live events, which could have an adverse effect on our business or operating results.

WE COULD INCUR SUBSTANTIAL LIABILITIES IF PENDING MATERIAL LITIGATION IS RESOLVED UNFAVORABLY.

     We are currently a party to civil litigation which, if concluded adversely to our interests, could have a material adverse effect on our operating results and financial condition or could require us to conduct certain aspects of our business differently. These material legal proceedings are more fully described in documents incorporated into this prospectus by reference. For example, pending litigation includes the claim by the World Wide Fund for Nature mentioned above and claims by two former professional wrestlers who previously had been performers for us relating primarily to claims that they developed characters portrayed by them with expectations that they would be compensated for the ideas.

WE WILL FACE A VARIETY OF RISKS AS WE EXPAND INTO NEW AND COMPLEMENTARY BUSINESSES.

     Over the last 20 years, our core operations have consisted of marketing, promoting and distributing our live and televised entertainment and our branded merchandise. Our current strategic objectives include not only further developing and enhancing our existing business but also entering into new or complementary businesses, such as the creation of new forms of entertainment and brands, the development of new television programming and the development of branded location-based entertainment businesses. Examples include the planned launch of the XFL, scheduled to begin play in February 2001, and our purchase of WWF New York. The following risks are associated with expanding into new or


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

complementary  businesses  by  acquisition,   strategic  alliance,   investment,
licensing or other arrangements:

o potential diversion of management's attention and resources from our existing business and an inability to recruit or develop the necessary management resources to manage new businesses;
o unanticipated liabilities or contingencies from new or complementary businesses or ventures;
o reduced earnings due to increased goodwill amortization, increased interest costs and additional costs related to the integration of acquisitions;
o potential reallocations of resources due to the growing complexity of our business and strategy; o competition from companies then engaged in the new or complementary businesses that we are entering;
o    possible additional regulatory requirements and compliance costs;
o dilution of our stockholders' percentage ownership and/or an increase of our leverage when issuing equity or convertible debt securities or incurring debt; and
o potential unavailability on acceptable terms, or at all, of additional financing necessary for expansion.


OUR  FORMATION  AND  FUNDING  OF THE XFL  WILL  ADVERSELY  AFFECT  OUR  REPORTED
OPERATING   RESULTS  DURING  THE  XFL'S  START-UP  PHASE,  AND  IF  THE  XFL  IS
UNSUCCESSFUL, OUR FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

     Our agreement with NBC regarding the XFL provides that we will control and manage the operations of the XFL until NBC converts its non-voting equity in the XFL into voting equity. As a result, for financial accounting purposes, we will consolidate the results of operations of the XFL. Because we expect the XFL to incur substantial losses during its start-up years, our reported earnings will be adversely affected by the XFL.

     In  addition,  although  we believe  there is a  significant  amount of fan interest in a new professional football league, the success of the XFL is uncertain. We expect the total investment in the XFL to be approximately $100 million through December 31, 2002, 50% of which will we funded by us and 50% of which will be funded by NBC. If the XFL is not successful, we will lose our investment in the XFL and our financial condition will be adversely affected by that loss.

THROUGH HIS BENEFICIAL OWNERSHIP OF A SUBSTANTIAL MAJORITY OF OUR CLASS B COMMON STOCK, MR. MCMAHON CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS, AND HIS INTERESTS MAY CONFLICT WITH THE HOLDERS OF OUR CLASS A COMMON STOCK.

     We have two classes of common stock -- Class A, which carries one vote per share, and Class B, which carries ten votes per share. A substantial majority of the issued and outstanding shares of Class B common stock is owned by Vincent McMahon directly or as the trustee of a trust for the benefit of his children. As a result, Mr. McMahon controls approximately 96.25% of the voting power of the issued and outstanding shares of our common stock. Accordingly, he is able to control the outcome of substantially all actions requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets. The interests of Mr. McMahon may conflict with the interests of the holders of our Class A common stock. In addition, the voting


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

power of Mr. McMahon through his ownership of our Class B common stock could discourage others from initiating potential mergers, takeovers or other change of control transactions. As a result, the market price of our Class A common stock could decline.

A SUBSTANTIAL NUMBER OF SHARES WILL BE ELIGIBLE FOR FUTURE SALE BY MR. MCMAHON, AND THE SALE OF THOSE SHARES COULD LOWER OUR STOCK PRICE.

     We cannot predict the effect, if any, that future sales of shares of our Class B common stock (which, upon distribution to anyone other than Mr. McMahon, Mrs. McMahon, any descendant of either of them, any entity which is owned and controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, automatically convert on a one-for-one basis into shares of Class A common stock) or the availability of those shares for future sale will have on the market price of our Class A common stock. Sales of substantial amounts of our Class B common stock, or the perception that such sales could occur, may lower the prevailing market price of our Class A common stock. These factors could also make it more difficult for us to raise funds through future offerings of our Class A common stock.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION, WHICH MAY NOT PROVE ACCURATE.

     This prospectus contains forward-looking statements regarding our business. When used in this prospectus, the words "anticipates", "plans", "believes", "estimates", "intends", "expects" and "projects" typically identify forward-looking statements, although not all forward-looking statements contain such words. Such statements, including, but not limited to, our statements regarding our business and operating strategies and liquidity and capital resources, are based on management's beliefs, as well as on assumptions made by, and information currently available to, management, and involve risks and uncertainties, some of which are beyond our control. Our actual results could differ materially from those expressed in any forward-looking statements made by us or on our behalf. In light of these risks and uncertainties, we cannot assure you that any forward-looking information in this prospectus will prove to be accurate.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders, the aggregate number of shares owned by each selling stockholder as of October 31, 2000, the percentage of our outstanding Class A common stock owned by each selling stockholder as of that date, and the aggregate number of shares registered on behalf of each selling stockholder. The shares may be offered from time to time by the selling stockholders. The selling stockholders are not obligated to sell all or any portion of their shares pursuant to this prospectus. The decision of any selling stockholder to sell some or all of the stockholder's shares of our Class A common stock is dependent upon a variety of factors, including the price of our Class A common stock and the stockholder's financial circumstances. Because the selling stockholders may sell all or some of their shares, no estimate can be given as to the amount of Class A common stock actually to be offered for sale by a selling stockholder or as to the amount of Class A common stock that will be held by a selling stockholder upon the termination of this offering.




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


                                           SHARES BENEFICIALLY
                                              OWNED PRIOR TO
                                                 OFFERING
                                           --------------------

                          Number of Shares                      Number of Shares
                             of Class A         Percent of      Being Registered
Selling Stockholders       Common Stock         Class (1)           for Sale
--------------------     -----------------     ------------     ----------------
NBC-WWFE Holding, Inc.       2,307,692            14.25             2,307,692

Viacom Inc.                  2,307,692            14.25             2,307,692


(1) Based on 16,194,134 shares of Class A common stock issued and outstanding as of October 31, 2000. Assumes no conversion of Class B common stock. If all Class B common stock were converted, the percentage owned by each stockholder would be 3.17%.

     The selling stockholders obtained their shares of our Class A common stock for $13.00 per share in private placements which were consummated at the time we entered into certain strategic alliances with the stockholders described below. We are registering the resale of these shares pursuant to registration rights agreements entered into with the selling stockholders at the closing of the private placements. Under these registration rights agreements, all expenses relating to this registration statement and the offering of shares of Class A common stock hereby (other than any underwriting discounts and commissions payable to underwriters, selling brokers, managers and similar persons engaged in the distribution of the shares and other than fees and expenses of the selling stockholders' counsel) will be paid by us. We have also agreed to indemnify the selling stockholders against certain liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make in respect thereof. We will receive no part of the proceeds from the sales of the Class A common stock offered hereby.

     In June 2000, we entered into a strategic alliance with NBC to jointly own and fund a professional football league, the XFL, which will begin play on February 3, 2001. Each party owns 50% of the league, which owns all eight teams. NBC has committed to broadcast certain regular season and championship games on Saturday nights in prime-time from February through April. We are currently building the infrastructure to support this league. Based on current assumptions, we expect the full capitalization of the venture to be approximately $100.0 million through December 31, 2002. In accordance with the terms of the agreement, we will control the operations of the venture and, accordingly, we will consolidate such operations in our financial statements until such time as NBC converts its non-voting equity into voting equity. NBC will, however, fund a 50% share of the venture's cash needs from the inception of the agreement. For income tax purposes, both NBC and we will allocate the operations equally, subject to certain special allocations set forth in the strategic alliance agreement, and in accordance with federal tax law.

     In April 2000, we entered into a strategic alliance with Viacom Inc. This alliance will allow us to broaden our viewing audience by providing us access to a variety of television networks


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

and other operations from which we can cross promote our brand and distribute our programs. Under this agreement, effective with the television season beginning in September 2000 and continuing through the television season ending September 2005, five hours of our programming were moved to cable networks owned by Viacom. Our flagship program, Raw is War, as well as our post-produced programs, Live Wire and Superstars, are aired on TNN: The National Network; and Sunday Night Heat is aired on the MTV Network. Also under the agreement, the airing of Smackdown on UPN was extended through the 2002/2003 television season. We will sell a substantial majority of the commercial advertising for the TNN and UPN programs. Sales of commercial advertising for Sunday Night Heat on MTV will be made by the MTV sales force.

                              PLAN OF DISTRIBUTION

     Subject to restrictions contained in the registration rights agreements, the Class A common stock held by the selling stockholders and their successors and permitted assigns who acquire the shares after the date of this prospectus, may be sold from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in privately negotiated transactions or otherwise. The shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Class A common stock could be sold by one or more of the following methods, without limitation:

o Block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o Purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

o An exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

o    Privately negotiated transactions;

o    Short sales;

o Through the writing of options on the shares, whether or not the options are listed on an options exchange;

o Through one or more underwritten offerings on a firm commitment or best efforts basis; or

o    Any combination of any of these methods of sale.


     We do not know of any arrangements by the selling stockholders for the sale of any of the shares.

     The selling stockholders may effect transactions by selling the common stock directly to purchasers or through or to brokers or dealers, and brokers or dealers may receive compensation in the form of discounts, concessions or commission from the selling stockholders, and/or from the purchasers of the common stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). Any brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling


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stockholder to sell a specified  number of the shares at a stipulated  price per share. If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of any of the Class A common stock offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, to the extent required, a prospectus supplement will be filed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer-agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commission or concessions allowed or reallowed or paid to dealers.

     Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that rule rather than pursuant to this prospectus.

     We cannot assure you that the selling stockholders will sell any or all of the Class A common stock offered by them under this prospectus.

     A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales. A selling stockholder may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (if required, as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealer acting in connection with the sale of the common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Class A common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We have advised the selling stockholders that the anti-manipulation rules of Regulation M promulgated by the SEC may apply to their sales in the market and have informed them that they will be subject to the prospectus delivery requirements of the Securities Act of 1933 which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933.

     The selling stockholders may agree to indemnify any agent, broker or dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities under the Securities Act of 1933. Under registration rights agreements with the selling stockholders, we are required to pay all expenses relating to this registration statement and the offering of shares of Class A common stock hereby (other than any discounts and commissions payable to underwriters, selling brokers, managers and similar persons engaged in the distribution of the shares and other than fees and expenses of the selling stockholders' counsel). We have also agreed to indemnify the selling stockholders against certain liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make in respect thereof. We will receive no part of the proceeds from the sales of the Class A common stock offered hereby.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the shares of our Class A common stock will be received by the selling stockholders. Accordingly, we will not receive any proceeds from the sales of the shares of Class A common stock offered hereby.

                                  LEGAL MATTERS

     The validity of the shares of Class A common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                     EXPERTS

     The consolidated  financial  statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.






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


                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

About This Prospectus..........................................................2

Where You Can Find More Information............................................2

Conventions Which Apply in this Prospectus.....................................2

Risk Factors...................................................................3

Selling Stockholders...........................................................8

Plan of Distribution..........................................................10

Use of Proceeds...............................................................12

Legal Matters.................................................................12

Experts.......................................................................12